EXHIBIT 2.12


     American Beverage Company
     Compania de Bebidas de Las Americas
     Companhia de Bebidas das Americas

AMBEV

                                      Bovespa (Sao Paulo)    AMBV4 - Preferred
                                                             AMBV3 - Common
                                          NYSE (New York)      ABV - Preferred
                                                              ABVc - Common



           AMBEV AND INTERBREW CONFIRM THAT THEY ARE IN DISCUSSIONS
                 WHICH MAY LEAD TO A SIGNIFICANT TRANSACTION


SAO PAULO, MARCH 1ST, 2004 - Companhia de Bebidas das Americas - AmBev [NYSE:
ABV, ABVc and BOVESPA: AMBV4, AMBV3] and Interbrew (EURONEXT: INTB) confirm that they are in discussions, which may lead to a significant transaction. Currently no agreement has been reached between the parties. There can be no assurance that any agreement will be consumated from these discussions, and the parties do not inted to make further comment until an agreement is reached or talks have been terminated




 FOR ADDITIONAL INFORMATION, PLEASE CONTACT THE INVESTOR RELATIONS DEPARTMENT:

             Pedro Aidar                   Fernando Vichi
             (5511) 2122-1415              (5511) 2122-1414
             acpaidar@ambev.com.br         acfgv@ambev.com.br
             ---------------------         ------------------

                               WWW.AMBEV-IR.COM
                               ----------------

Our investor web site has additional Company financial and operating information, as well as transcripts of conference calls. Investors may also
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Company presentations and events.

Statements contained in this press release may contain information that is forward-looking and reflects management's current view and estimates of future economic circumstances, industry conditions, Company performance, and financial results. Any statements, expectations, capabilities, plans and assumptions contained in this press release that do not describe historical facts, such as statements regarding the declaration or payment of dividends, the direction of future operations, the implementation of principal operating and financing strategies and capital expenditure plans, the factors or trends affecting financial condition, liquidity or results of operations, and the implementation of the measures required under AmBev's performance agreement entered into with the Brazilian Antitrust Authority (Conselho Administrativo de Defesa Econ{o^}mica - CADE) are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. There is no guarantee that these results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.